Exhibit 99.1

Kohl’s Reports Third Quarter Fiscal 2023 Financial Results

MENOMONEE FALLS, Wis.—(BUSINESS WIRE)—November 21, 2023— Kohl’s Corporation (NYSE:KSS) today reported results for the third quarter ended October 28, 2023.

•	Net sales decreased 5.2% and comparable sales decreased 5.5%

•	Diluted earnings per share of $0.53

•	Inventory declined 13%

•	Updates full year 2023 diluted earnings per share guidance to $2.30 to $2.70

•	Remains committed to strengthening balance sheet and to maintaining current dividend

Tom Kingsbury, Kohl’s chief executive officer, said “Kohl’s third quarter earnings reflect strong gross margin and expense management as well as additional progress against our strategic priorities. I am pleased with our store performance driven by strong growth in Sephora and the newness in our home and gifting initiatives. This reinforces our actions are working and resonating with our customers. In addition, we drove a 13% reduction in inventory as we benefited from our new disciplines.”

“Our strategies to reposition Kohl’s for improved sales and earnings performance remain in the early stages. The work we have done in 2023 will continue to build momentum and set us up to be successful in 2024. I continue to be impressed with the entire Kohl’s team for their hard work and agility in executing against our strategic priorities in 2023,” Kingsbury continued.

Third Quarter 2023 Results

Comparisons refer to the 13-week period ended October 28, 2023 versus the 13-week period ended October 29, 2022

•	Net sales decreased 5.2% year-over-year, to $3.8 billion, with comparable sales down 5.5%.

•	Gross margin as a percentage of net sales was 38.9%, an increase of 158 basis points.

•

Selling, general & administrative (SG&A) expenses increased 1.9% year-over-year, to $1.4 billion. As a percentage of total revenue, SG&A expenses were 33.5%, an increase of 235 basis points year-over-year.

•	Operating income was $157 million compared to $200 million in the prior year. As a percentage of total revenue, operating income was 3.9%, a decrease of 82 basis points year-over-year.

•	Net income was $59 million, or $0.53 per diluted share. This compares to net income of $97 million, or $0.82 per diluted share in the prior year.

•	Inventory was $4.2 billion, a decrease of 13% year-over-year.

•	Operating cash flow was $151 million.

Nine Months Fiscal Year 2023 Results

Comparisons refer to the 39-week period ended October 28, 2023 versus the 39-week period ended October 29, 2022

•	Net sales decreased 4.5% year-over-year, to $10.9 billion, with comparable sales down 5.0%.

•	Gross margin as a percentage of net sales was 39.0%, an increase of 56 basis points.

•

Selling, general & administrative (SG&A) expenses decreased 0.2% year-over-year, to $3.9 billion. As a percentage of total revenue, SG&A expenses were 33.9%, an increase of 150 basis points year-over-year.

•	Operating income was $418 million compared to $548 million in the prior year. As a percentage of total revenue, operating income was 3.6%, a decrease of 91 basis points year-over-year.

•	Net income was $131 million, or $1.18 per diluted share. This compares to net income of $254 million, or $2.02 per diluted share in the prior year.

•	Operating cash flow was $379 million.

2023 Financial and Capital Allocation Outlook

For the full year 2023, the Company updates its financial outlook and currently expects the following:

•

Net sales: A decrease of (2.8%) to (4%), includes the impact of the 53rd week which is worth approximately 1% year-over-year. This compares to the Company’s prior guidance of a decrease of (2%) to (4%).

•	Operating margin: Approximately 4.0%, which is consistent with the Company’s prior guidance.

•	Diluted earnings per share: In the range of $2.30 to $2.70, excluding any non-recurring charges. This compares to the Company’s prior guidance range of $2.10 to $2.70.

•	Capital Expenditures: Towards the lower end of $600 million to $650 million, including expansion of its Sephora partnership and store refresh activity.

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Dividend: On November 7, 2023, Kohl’s Board of Directors declared a quarterly cash dividend on the Company’s common stock of $0.50 per share. The dividend is payable December 20, 2023 to shareholders of record at the close of business on December 6, 2023.

Third Quarter 2023 Earnings Conference Call

Kohl’s will host its quarterly earnings conference call at 9:00 am ET on November 21, 2023. A webcast of the conference call and the related presentation materials will be available via the Company’s web site at investors.kohls.com, both live and after the call.

Cautionary Statement Regarding Forward-Looking Information

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. The Company intends forward-looking terminology such as “believes,” “expects,” “may,” “will,” “should,” “anticipates,” “plans,” or similar expressions to identify forward-looking statements. Forward-looking statements include the information under “2023 Financial and Capital Allocation Outlook.” Such statements are subject to certain risks and uncertainties, which could cause the Company’s actual results to differ materially from those anticipated by the forward-looking statements. These risks and uncertainties include, but are not limited to, risks described more fully in Item 1A in the Company’s Annual Report on Form 10-K, which are expressly incorporated herein by reference, and other factors as may periodically be described in the Company’s filings with the SEC. Forward-looking statements relate to the date initially made, and the Company undertakes no obligation to update them.

About Kohl’s

Kohl’s (NYSE: KSS) is a leading omnichannel retailer built on a foundation that combines great brands, incredible value and convenience for our customers. Kohl’s serves millions of families in our more than 1,100 stores in 49 states, online at Kohls.com, and through our Kohl’s App. For a list of store locations or to shop online, visit Kohls.com. For more information about Kohl’s impact in the community or how to join our winning team, visit Corporate.Kohls.com.

Contacts

Investor Relations:

Mark Rupe, (262) 703-1266, mark.rupe@kohls.com

Media:

Jen Johnson, (262) 703-5241, jen.johnson@kohls.com

KOHL’S CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

	Three Months Ended		Nine Months Ended
(Dollars in Millions, Except per Share Data)	October 28, 2023	October 29, 2022	October 28, 2023	October 29, 2022
Net sales	$3,843	$4,052	$10,876	$11,386
Other revenue	211	225	644	693

Total revenue	4,054	4,277	11,520	12,079
Cost of merchandise sold	2,349	2,541	6,638	7,013
Gross margin rate	38.9%	37.3%	39.0%	38.4%
Operating expenses:
Selling, general, and administrative	1,360	1,334	3,902	3,910
As a percent of total revenue	33.5%	31.2%	33.9%	32.4%
Depreciation and amortization	188	202	562	608

Operating income	157	200	418	548
Interest expense, net	89	81	262	226

Income before income taxes	68	119	156	322
Provision for income taxes	9	22	25	68

Net income	$59	$97	$131	$254

Average number of shares:
Basic	110	118	110	124
Diluted	111	119	111	126
Earnings per share:
Basic	$0.54	$0.82	$1.19	$2.05
Diluted	$0.53	$0.82	$1.18	$2.02

KOHL’S CORPORATION

CONSOLIDATED BALANCE SHEETS

(Unaudited)

(Dollars in Millions)	October 28, 2023	October 29, 2022
Assets
Current assets:
Cash and cash equivalents	$190	$194
Merchandise inventories	4,239	4,874
Other	291	366

Total current assets	4,720	5,434
Property and equipment, net	7,861	8,117
Operating leases	2,492	2,318
Other assets	394	365

Total assets	$15,467	$16,234

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,918	$2,014
Accrued liabilities	1,324	1,436
Borrowings under revolving credit facility	625	668
Current portion of:
Long-term debt	111	164
Finance leases and financing obligations	84	95
Operating leases	94	109

Total current liabilities	4,156	4,486
Long-term debt	1,638	1,747
Finance leases and financing obligations	2,714	2,791
Operating leases	2,780	2,595
Deferred income taxes	107	165
Other long-term liabilities	321	354
Shareholders’ equity:	3,751	4,096
Total liabilities and shareholders’ equity	$15,467	$16,234

KOHL’S CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited)

	Nine Months Ended
(Dollars in Millions)	October 28, 2023	October 29, 2022
Operating activities
Net income	$131	$254
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	562	608
Share-based compensation	31	37
Deferred income taxes	(25)	(41)
Non-cash lease expense	70	81
Other non-cash items	13	12
Changes in operating assets and liabilities:
Merchandise inventories	(1,046)	(1,802)
Other current and long-term assets	66	102
Accounts payable	588	331
Accrued and other long-term liabilities	58	76
Operating lease liabilities	(69)	(83)

Net cash provided by (used in) operating activities	379	(425)

Investing activities
Acquisition of property and equipment	(495)	(733)
Proceeds from sale of real estate	15	31
Other	(11)	—

Net cash used in investing activities	(491)	(702)

Financing activities
Net borrowings under revolving credit facility	540	668
Treasury stock purchases	—	(658)
Shares withheld for taxes on vested restricted shares	(13)	(21)
Dividends paid	(165)	(184)
Repayment of long-term borrowings	(164)	—
Finance lease and financing obligation payments	(68)	(81)
Proceeds from financing obligations	19	9
Proceeds from stock option exercises	—	1

Net cash provided by (used in) financing activities	149	(266)

Net increase (decrease) in cash and cash equivalents	37	(1,393)
Cash and cash equivalents at beginning of period	153	1,587

Cash and cash equivalents at end of period	$190	$194